Exhibit 99.1

Generation Asia I Acquisition Limited Confirms Receipt of Sponsor Funds to Extend Period of Time

to Consummate Business Combination and Provide Additional Working Capital

New York and Hong Kong – December 22, 2023 – Generation Asia I Acquisition Limited (the “Company”) today announced that its trust account established in connection with the Company’s initial public offering (“Trust Account”) has been funded with a $125,000 payment, extending the date by which it has to consummate a business combination by an additional one (1) month period until January 23, 2023 (the “Extension”).

In connection with the Extension and to raise working capital, the Company had issued an unsecured non-convertible interest-free promissory note on September 30, 2023 to its sponsor in consideration for a loan in the amount of the aggregate principal amount under such promissory note of $630,000, from which amount $125,000 was deposited into the Trust Account to effect the Extension. The aggregate principal amount of the promissory note will be repaid in connection with the closing of Company’s initial business combination.

About Generation Asia I Acquisition Limited

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “business combination”). While the Company may pursue a business combination with a company in any industry, sector or geographic region (excluding Mainland China subject to certain exceptions), the Company intends to focus its search on a target that is at least partially owned by a financial sponsor(s) with operations or prospective operations in the technology, media & telecommunications, business services, or consumer sectors across Asia, in particular North Asia and Southeast Asia.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including with respect to (i) the continued extension of the period of time that the Company has to consummate a business combination, (ii) the plan for and consummation of an initial business combination and (iii) the anticipated use of the net proceeds. Forward-looking statements are subject to numerous risks, uncertainties and conditions, many of which are beyond the control of the Company, including whether the sponsor will continue to elect to extend the period of time that the Company has to consummate a business combination, as well as those set forth in the “Risk Factors” section of the Company’s annual and quarterly reports filed with the Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact

Katherine Chan
Telephone: +852 2131 8900
Email: kchan@gen-mgmt.com